EXHIBIT 10.42

Amendment #2 to Executive Severance
And NonCompetition Agreement

The Executive Severance and NonCompetition Agreement dated April 11, 2007 and as amended December 31, 2008, between Merix Corporation (“Merix”) and Linda V. Moore (“Executive”)is amended to read as follows effective April 8, 2009:

Section 3.1 is amended as follows:

3.1 Executive agrees to defer payment of the severance pay until the earlier of the last day of the Consulting Agreement signed by Company and Executive on April 8, 2009 or the effective date of a change in control as defined in Section 9.3 of the Executive Severance and NonCompetition Agreement.

Section 3.6 is added as follows:

3.6 Merix shall pay up to $15,000 in relocation expenses if Executive chooses to relocate within 1 year of termination.  Relocation expenses shall be paid directly to the moving company designated by the Merix.  At Merix’ sole discretion, relocation expenses may be paid directly to Executive and such amounts shall be grossed up so that Executive receives net $15,000.  In such case Executive agrees to repay relocation expenses to Merix if Executive does not relocate within 1 year of termination or accepts a position at another company that pays Executive’s relocation expenses.

Section 3.7 is added as follows:

3.7 Executive will be allowed to retain the Company issued laptop computer.

Accepted and Agreed:

Merix Corporation

By: /S/ Michael D. Burger
Michael D. Burger
President and CEO

Executive

Name: Linda V. Moore
Signature: /S/ Linda V. Moore
Date: March 31, 2009